                                AmeriKing, Inc.
               Calculation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                    Quarter Ended               Quarter Ended
                                                   March 31, 1997               April 1, 1996

                                                W/O PIK      With PIK       W/O PIK      With PIK
                                               Dividends     Dividends     Dividends     Dividends
                                               ---------     ---------     ---------     ---------
EARNINGS

Loss before provision for income taxes          $(1,063)     $(1,063)      $ (660)         $ (660)

Interest expense                                  2,945        2,945        2,742           2,742

Amortization of deferred financing costs            137          137          209             209

Portion of rents representative of interest       1,244        1,244        1,073           1,073

Preferred stock PIK dividends                                    113                          113


Total Earnings                                  $ 3,263      $ 3,376       $3,364          $3,477


FIXED CHARGES

Interest expense                                  2,945        2,945        2,742           2,742

Amortization of deferred financing costs            137          137          209             209

Portion of rents representative of interest       1,244        1,244        1,073           1,073

Preferred stock PIK dividends                                    113                          113


Total Fixed Charges                             $ 4,326      $ 4,439       $4,024          $4,137

RATIO OF EARNINGS TO FIXED CHARGES                0.75x        0.76x        0.84x           0.84x